Gran Tierra Energy Inc. Announces First Quarter 2015 Results

Colombia Drives Strong Production

Refocused Strategy and Reduced Cost Structure Expected to Support Continued Improvements in Operating and Financial Results

CALGARY, Alberta, May 6, 2015, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended March 31, 2015. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Earlier this year, Gran Tierra announced significant changes to the Company’s leadership, strategic direction and cost structure. Gran Tierra's operations and resources are now focused on Colombia, where, as its first quarter production demonstrates, the Company has a record of success and strong performance. Gran Tierra continues to maintain a solid financial position with cash balances reflecting expenditures that were pre-committed prior to this strategic shift. With these legacy commitments largely behind Gran Tierra and the cost reductions announced earlier this year, the Company has significantly improved its capital efficiency and continues to review opportunities for additional cost savings. Gran Tierra is confident that the actions it has taken better position the Company for growth and value creation despite what continues to be a challenging lower oil price environment.

Financial and Operating Highlights:

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Due to strong Colombian performance, oil and natural gas production for the quarter was above Company projections. Production averaged 24,015 barrels of oil equivalent per day ("BOEPD") gross working interest ("WI"), or 20,140 BOEPD net after royalties ("NAR") before adjustment for inventory changes and losses, or 19,399 BOEPD NAR adjusted for inventory changes and losses, compared with 25,245 BOEPD gross WI and 19,029 BOEPD NAR before adjustment for inventory changes and losses and 18,753 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2014. Approximately 99% of this production was oil with the balance consisting of natural gas.

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Company making progress on the Chaza Block in Colombia. The Moqueta-17 development well was successfully completed, stimulated and tied-in as an oil producer. The Moqueta-18i injection well was drilled and encountered mechanical difficulties. This well was being drilled to provide pressure support to the Moqueta field south block. It is currently suspended pending the results of injectivity testing at Zapotero-1, which is located in the same fault compartment as Moqueta 18i. Initial injectivity is proving to be successful with 2,500 barrels ("bbl") of water per day being injected, and the Company expects to increase this to 5,000 bbl of water per day.

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Gran Tierra expects to achieve reductions of approximately 30% in general and administrative ("G&A") expenses in 2015 compared with 2014. These expected savings are due to the previously announced 20% reduction in headcount, other cost cutting initiatives in all locations, and strengthening of the U.S. dollar against local currencies in South America, and exclude one-time severance expenses of $4.4 million. On a barrel of oil equivalent ("BOE") basis, G&A expenses decreased by 41%, or $2.85 per BOE, from the fourth quarter of 2014. Further optimization of G&A expenses is expected.

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Cost optimization initiatives resulted in $1.1 million of operating expense reductions in Colombia during the quarter and an 11% negotiated reduction in Colombian trucking tariffs. On a per BOE basis, operating expenses decreased by 13% to $18.00 for the quarter from $20.75 in the fourth quarter of 2014. The Company expects to achieve up to $5 million of additional operating cost savings in Colombia in 2015, primarily as a result of its use of produced gas for power generation and renegotiated supply and service contracts.

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Due to lower oil prices, revenue and other income for the quarter was $76.7 million, a 23% decrease from $99.6 million in the fourth quarter of 2014, and a 50% decrease from $151.9 million in the comparable period in 2014.

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Net loss for the quarter was $44.9 million, or $0.16 per share basic and diluted, compared with a net loss of $269.8 million, or $0.94 per share basic and diluted, in the fourth quarter of 2014, and net income of $45.1 million, or $0.16 per share basic and diluted, in the comparable period in 2014. Results in both this quarter and the fourth quarter of 2014 were significantly impacted by the Company's decision to cease development of the Bretaña field on Block 95 in Peru other than making those expenditures necessary to maintain tangible asset integrity and security, which resulted in impairment losses of $32.7 million and $265.1 million, respectively, in Gran Tierra's Peru cost center. Included in the Peru cost center impairment loss of $32.7 million, was $14.0 million of drilling costs for the Bretaña Sur 95-3-4-1X appraisal well, $6.2 million for the construction of the long-term test facilities, $5.0 million relating to contract termination fees associated with the decision not to proceed with the long-term test, and $7.5 million of other costs including restocking fees and the front end engineering design ("FEED") study. Total contract termination and restocking fees were $8.7 million.

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Funds flow from continuing operations for the quarter were consistent with Company projections at $25.6 million, a decrease of 49% from $50.3 million in the fourth quarter of 2014, and a decrease of 71% from $86.7 million in the comparable period in 2014.

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Company maintains strong balance sheet with cash and cash equivalents of $203.5 million at March 31, 2015.The Company's cash balance reflects $74.0 million of capital expenditures in the first quarter of 2015 that were incurred largely as a result of pre-committed costs associated with legacy projects and decisions made before the senior management and strategy changes. Reflecting Gran Tierra's new strategic direction and focus on Colombia, in February 2015, Gran Tierra announced a $170 million reduction to its capital budget, and continues to expect 2015 capital expenditures of $140 million.

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In Brazil, Tiê field operations were suspended on March 11, 2015, following a regional facilities audit by the Agência Nacional de Petróleo Gás Natural e Biocombustíveis ("ANP"). Gran Tierra expects resumption of operations by May 20, 2015.

Production Review

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	2,096,726	64,605	2,161,331	2,192,491	79,543	2,272,034
Royalties	(340,012)	(8,764)	(348,776)	(548,039)	(11,437)	(559,476)
Inventory adjustment (2)	(69,423)	2,770	(66,653)	(23,000)	(1,784)	(24,784)
Production, NAR	1,687,291	58,611	1,745,902	1,621,452	66,322	1,687,774

Production per day, NAR (BOEPD)	18,748	651	19,399	18,016	737	18,753

(1) Excludes amounts relating to discontinued operations. Oil and gas production, NAR and adjusted for inventory changes and losses, associated with discontinued operations was nil BOEPD for the three months ended March 31, 2015, and 3,066 BOEPD for the three months ended March 31, 2014.

(2) Adjusted for losses.

Financial Review

	Three Months Ended March 31,
	2015	2014	% Change
Revenue and Other Income ($000s) (1)	$76,652	$151,855	(50)

(Loss) Income from Continuing Operations ($000s) (1)	$(44,866)	$49,772	(190)
Loss from Discontinued Operations, Net of Income Taxes ($000s)	—	(4,643)	100
Net Income (Loss) ($000s)	$(44,866)	$45,129	(199)

(Loss) Income Per Share - Basic
(Loss) Income from Continuing Operations (1)	$(0.16)	$0.18	(189)
Loss from Discontinued Operations, Net of Income Taxes	—	(0.02)	100
Net Income (Loss)	$(0.16)	$0.16	(200)
(Loss) Income Per Share - Diluted
(Loss) Income from Continuing Operations (1)	$(0.16)	$0.18	(189)
Loss from Discontinued Operations, Net of Income Taxes	—	(0.02)	100
Net Income (Loss)	$(0.16)	$0.16	(200)

(1) Excludes amounts relating to discontinued operations.

Net income (loss) reconciled to funds flow from continuing operations (2) is as follows:

	Three Months Ended March 31,		Three Months Ended December 31,
Funds Flow From Continuing Operations - Non-GAAP Measure ($000s)	2015	2014	2014
Net income (loss)	$(44,866)	$45,129	$(269,789)
Adjustments to reconcile net income (loss) to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	—	4,643	—
Depletion, depreciation, accretion and impairment expenses	86,154	44,264	310,866
Deferred tax (recovery) expense	(2,356)	(2,260)	32,919
Non-cash stock-based compensation	(513)	1,480	1,110
Unrealized foreign exchange gain	(9,037)	(4,178)	(29,190)
Unrealized financial instruments (gain) loss	(2,399)	(2,409)	6,944
Cash settlement of asset retirement obligation	(1,425)	—	(585)
Other gain	—	—	(2,000)
Funds flow from continuing operations	$25,558	$86,669	$50,275

(2) Funds flow from continuing operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America ("GAAP"). Management uses this financial measure to analyze operating performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra's financial results. Investors are cautioned that this measure should not be construed as an alternative to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from continuing operations, as presented, is net income or loss adjusted for loss from discontinued operations, net of income taxes, depletion, depreciation, accretion and impairment ("DD&A") expenses, deferred tax recovery, non-cash stock-based compensation, unrealized foreign exchange and financial instruments gains and cash settlement of asset retirement obligation.

First Quarter 2015 Financial Highlights

For the three months ended March 31, 2015, revenue and other income decreased by 50% to $76.7 million compared with $151.9 million in the corresponding period in 2014 primarily due to decreased realized prices. Average realized oil prices decreased by 51% to $43.79 per bbl for the three months ended March 31, 2015, from $89.89 per bbl in the comparable period in 2014 primarily as a result of lower benchmark prices. In the first quarter of 2015, an oil inventory and losses increase primarily in Colombia accounted for reduced production of 0.1 million barrels ("MMbbl") or 741 bbl of oil per day ("bopd"). Additionally, beginning July 1, 2014, the port operations fee component of the Ecopetrol S.A. ("Ecopetrol") operated Trans-Andean oil pipeline (the "OTA pipeline") structure increased by $2.94 per bbl, resulting in a reduction of realized oil prices by this amount on sales delivered through the OTA pipeline.

Revenue and other income for the three months ended March 31, 2015, decreased by 23% to $76.7 million from $99.6 million compared with the fourth quarter of 2014 primarily due to decreased realized prices. Average realized oil prices decreased by 30% to $43.79 per bbl for the three months ended March 31, 2015, compared with $62.91 per bbl in the fourth quarter of 2014, due to lower benchmark prices.

The average Brent oil price for the three months ended March 31, 2015, was $53.91 per bbl compared with $108.17 per bbl in the corresponding period in 2014, and $76.40 per bbl for the fourth quarter of 2014. The average West Texas Intermediate oil price for the three months ended March 31, 2015, was $48.63 per bbl compared with $98.68 per bbl in the corresponding period in 2014, and $73.15 per bbl for the fourth quarter of 2014.

During periods of OTA pipeline disruptions Gran Tierra uses transportation alternatives. These sales have varying effects on realized prices and transportation costs. During the three months ended March 31, 2015, 80% of Gran Tierra's oil volumes sold in Colombia were through the OTA pipeline and only 20% were through these transportation alternatives. During the corresponding period in 2014, sales through the OTA pipeline were 41% of Gran Tierra's oil volumes sold in Colombia and 59% were through transportation alternatives. The effect on the Colombian realized price for the three months ended March 31, 2015, was an increase of approximately $0.01 per BOE, as compared with delivering all of Gran Tierra's Colombian oil through the OTA pipeline, compared with a reduction of approximately $8.63 per BOE in the comparable period in 2014. Production during the three months ended March 31, 2015, reflected approximately 10 days of oil delivery restrictions in Colombia compared with 51 days of oil delivery restrictions in the comparable period in 2014.

Operating expenses increased by 44% to $31.4 million for the three months ended March 31, 2015, compared with $21.9 million in the corresponding period in 2014. For the three months ended March 31, 2015, the increase in operating expenses was primarily due to an increase in the operating cost per BOE. On a per BOE basis, operating expenses increased by 39% to $18.00 for the three months ended March 31, 2015, from $12.96 in the comparable period in 2014, primarily as a result of higher transportation costs associated with higher sales using the OTA pipeline, which carried higher transportation costs instead of the realized price reductions that are incurred with some alternative customers, and increased workover expenses.

Operating expenses decreased by 4%, or $1.4 million, in the three months ended March 31, 2015, from $32.8 million in the fourth quarter of 2014 primarily due to reduced operating costs per BOE. On a per BOE basis, operating expenses decreased by 13% to $18.00 for the three months ended March 31, 2015, from $20.75 in the fourth quarter of 2014 as a result of cost reduction initiatives, deferral of road and equipment maintenance and higher production adjusted for inventory changes and losses.

DD&A expenses for the three months ended March 31, 2015, increased to $86.2 million from $44.3 million in the comparable period in 2014. DD&A expenses in the three months ended March 31, 2015, included $32.7 million of impairment charges in Gran Tierra's Peru cost center relating to costs incurred in the first quarter on Block 95 and a $4.3 million ceiling test impairment loss in Gran Tierra's Brazil cost center relating to lower oil prices. Included in the Peru cost center impairment loss of $32.7 million, was $14.0 million of drilling costs for the Bretaña Sur 95-3-4-1X appraisal well, $6.2 million for the construction of the long-term test facilities, $5.0 million relating to contract termination fees associated with the decision not to proceed with the long-term test, and $7.5 million of other costs including restocking fees and the FEED study. Total contract termination and restocking fees were $8.7 million. On a per BOE basis, the depletion rate increased by 88% to $49.35 from $26.23 primarily due to the 2015 impairment charges. If Brent oil prices continue at current levels, Gran Tierra believes it is reasonably likely that it would record further ceiling test impairment losses in its Brazil cost center in 2015 and, possibly, in its Colombia cost center. Additionally, Gran Tierra expects to record further impairment losses in its Peru cost center for costs incurred on Block 95 in 2015.

G&A expenses for the three months ended March 31, 2015, decreased by 43% to $7.3 million ($4.18 per BOE) from $12.9 million ($7.62 per BOE) in the corresponding period in 2014. The decrease was mainly due to the effect of the strengthening of the U.S. dollar against the Colombian peso which resulted in significant savings for costs denominated in local currency and a 20% reduction in the number of Gran Tierra's full-time employees in March 2015 as part of the Company's cost saving measures and focus on reductions to other G&A expenses. Further optimization of G&A expenses is expected. G&A expenses in the three months ended March 31, 2015, are also net of a credit of $1.7 million ($0.97 per BOE) relating to the reversal of stock-based compensation expense for unvested options and restricted stock units on employee terminations.

Severance expenses for the three months ended March 31, 2015, were $4.4 million compared with $nil in the corresponding period in 2014. In March 2015, Gran Tierra reduced the number of its full-time employees by 20%.

Equity tax expense for the three months ended March 31, 2015, of $3.8 million, represented a Colombian tax which was calculated based on Gran Tierra's Colombian legal entities’ balance sheet equity for tax purposes at January 1, 2015. The legal obligation for each year's equity tax liability arises on January 1 of each year, therefore, Gran Tierra recognized the 2015 annual amount of the equity tax payable on its consolidated balance sheet at March 31, 2015, and a corresponding expense in its consolidated statement of operations during the three months ended March 31, 2015.

Foreign exchange gain for the three months ended March 31, 2015, was $11.5 million comprising an unrealized non-cash foreign exchange gain of $9.0 million and realized foreign exchange gains of $2.5 million. For the three months ended March 31, 2014, there was a foreign exchange gain of $4.2 million, which was primarily a $4.2 million unrealized non-cash foreign exchange gain. Unrealized foreign exchange gains were primarily the result of the impact of the weakening of the Colombian peso versus the U.S. dollar on a net monetary liability position in Colombia.

For the three months ended March 31, 2015, financial instruments gains included $2.4 million of unrealized financial instruments gains which were offset by $2.4 million of realized financial instrument losses. Financial instrument gains and losses related to unrealized gains on the Madalena Energy Inc. shares Gran Tierra received in connection with the sale of its Argentina business unit and gains and losses on Gran Tierra's Colombia peso non-deliverable forward contracts.

Income tax expense related to continuing operations was $0.1 million for the three months ended March 31, 2015, compared with $29.7 million in the comparable period in 2014. The decrease was primarily due to lower taxable income.

Loss from continuing operations was $44.9 million, or $0.16 per share basic and diluted, for the three months ended March 31, 2015, compared with income from continuing operations of $49.8 million, or $0.18 per share basic and diluted, in the corresponding period in 2014. As noted above, in the three months ended March 31, 2015, Gran Tierra recorded impairment losses of $32.7 million in its Peru cost center relating to costs incurred on Block 95 and $4.3 million in its Brazil cost center due to lower oil prices. Additionally, loss from continuing operations was impacted by decreased oil and natural gas sales as a result of lower realized oil prices, higher operating, DD&A, severance and equity tax expenses and lower financial instrument gains which were partially offset by lower G&A expenses, increased foreign exchange gains and lower income tax expenses.

Loss from discontinued operations, net of income taxes, was $nil for the three months ended March 31, 2015, compared with $4.6 million, or $0.02 per share basic and diluted, in the corresponding period in 2014. Gran Tierra sold its Argentina business unit on June 25, 2014.

Net loss for the three months ended March 31, 2015, was $44.9 million, or $0.16 per share basic and diluted, compared with net income of $45.1 million, or $0.16 per share basic and diluted, in the corresponding period in 2014 and net loss of $269.8 million, or $0.94 per share basic and diluted, in the three months ended December 31, 2014.

Balance Sheet Highlights

The Company's repositioning strategy will help ensure that Gran Tierra maintains a strong balance sheet. Cash and cash equivalents were $203.5 million at March 31, 2015, compared with $331.8 million at December 31, 2014. The decrease was primarily due to capital expenditures incurred during the quarter of $74.0 million ($21.4 million in Colombia, $38.0 million in Peru, $13.9 million in Brazil and $0.7 million in Corporate) associated with the decisions by the prior management team and the costs associated with those legacy projects, $53.8 million of net cash outflows related to property, plant and equipment ($45.1 million outflow in Colombia, $9.4 million outflow in Peru, and a $0.7 million inflow in Brazil and Corporate), $26.1 million of net cash outflows related to assets and liabilities from operating activities and a $0.5 million increase in restricted cash, partially offset by funds flow from continuing operations of $25.6 million and proceeds from the issuance of shares of common stock of $0.5 million. Changes in assets and liabilities associated with operating and investing activities from December 31, 2014, to March 31, 2015, resulted in cash outflows of $83.1 million due to the payment of accounts payable and accrued liabilities partially offset by cash inflows of $3.2 million related to other assets and liabilities in the quarter.

Working capital (including cash and cash equivalents) was $181.3 million at March 31, 2015, a $58.6 million decrease from December 31, 2014. Gran Tierra remains debt free.

Production Highlights

Production for the first quarter of 2015 averaged 24,015 BOEPD WI, or 20,140 BOEPD NAR before adjustment for inventory changes and losses, or 19,399 BOEPD NAR adjusted for inventory changes and losses, compared with 25,245 BOEPD gross WI and 19,029 BOEPD NAR before adjustment for inventory changes and losses and 18,753 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2014. Production for the first quarter of 2015 consisted of 18,748 BOEPD NAR in Colombia and 651 bopd NAR in Brazil, all adjusted for inventory changes and losses. Production in April 2015 averaged approximately 18,700 BOEPD NAR before adjustment for inventory changes and losses, due to temporary operational shut-ins and approximately one day of oil delivery restrictions in Colombia. Gran Tierra expects production to be back to normal daily production levels after resumption of operations on the Tiê field in Brazil. Approximately 99% of this production is expected to be oil, with the balance consisting of natural gas.

During the first quarter of 2015, an oil inventory and losses increase accounted for 0.1 MMbbl, or 741 bopd, of reduced production, compared with an oil inventory and losses increase which accounted for 24,784 barrels, or 276 bopd, of reduced production in the corresponding period in 2014.

Gran Tierra anticipates 2015 production to average between 21,800 BOEPD and 22,300 BOEPD gross WI, or 18,200 BOEPD and 18,700 BOEPD both NAR before adjustments for inventory changes and losses. This includes between 17,300 BOEPD and 17,800 BOEPD both NAR from Colombia and 900 bopd NAR from Brazil. Approximately 99% of this production is oil, with the balance consisting of natural gas.

First Quarter 2015 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

In the first quarter, Gran Tierra successfully completed, stimulated and tied-in the Moqueta-17 development well in the Moqueta field as an oil producer. Moqueta-17 is now producing approximately 400 bopd gross from the Villeta T and Caballos reservoirs. The Moqueta-18i injection well was drilled and encountered mechanical difficulties. It is currently suspended pending the results of injectivity testing at Zapotero-1, which is interpreted to be in the same fault compartment as Moqueta 18i (the Moqueta South Block). Initial injectivity tests on Zapotero-1 have been very positive and Gran Tierra is currently injecting approximately 2,500 bbl of water per day into the target Moqueta reservoir compartments, and expects to increase this to 5,000 bbl of water per day. The Company expects that the water injection will create a positive pressure response in the Moqueta South Block updip oil bearing reservoirs and support oil production.

Gran Tierra continued facilities work at the Costayaco and Moqueta fields. In the first week of March 2015, the Company implemented a co-generation project which utilizes produced gas and converts it to electricity to power the facilities at the Moqueta field. Two 500 kilowatt power generators are generating 1 megawatt ("MW") of power with the gas produced from the Moqueta field. This nearly meets the 1.2MW electrical needs of Moqueta. As a third party owns the generators and sells the electricity back to Gran Tierra at a lower rate than the national electrical utility, the project required no capital investment. This project is expected to provide both environmental and cost benefits by reducing the flaring of gas and cutting the cost of electricity to the field. Additionally, when excess electricity is generated, there is an opportunity to sell that excess to the national grid. This project is estimated to generate operating cost savings of approximately $350,000 in 2015. A similar co-generation project is currently being planned for the Costayaco field before year-end.

Gran Tierra has renegotiated contracts with its suppliers and service providers during the quarter and expects to achieve savings of up to $5.0 million from this initiative in 2015. Also during the quarter, Colombian trucking tariffs were renegotiated from a 5% reduction in early February to an 11% percent reduction by quarter-end. Gran Tierra also achieved $1.1 million of savings in the quarter mainly through staff and salary reductions, lower road maintenance due to decreased trucking transportation, and operational efficiencies related to reduced energy consumption.

Gran Tierra experienced higher than expected pipeline transportation during the quarter with approximately 85% of the Company's Colombian crude being shipped through the OTA pipeline to the Port of Tumaco or through the Oleoducto de Crudos Pesado ("OCP") pipeline to the Port of Esmeraldas, with the remainder transported by truck or other pipelines. Gran Tierra's crude sold at the Ports of Tumaco and Esmeraldas received higher prices due to lower oil quality discounts than volumes trucked or shipped north to Barranquilla. Trucked volumes also have higher transportation costs which either decrease realized oil prices or increase operating costs.

Cauca-7 Block, Cauca Basin (Gran Tierra 100% WI and Operator)

The acquisition of 97km of 2-D seismic on the Cauca-7 Block, which commenced in the fourth quarter of 2014, was completed in the first quarter of 2015. Processing and interpretation is underway.

Sinu-3 Block, Sinu San Jacinto Basin (Gran Tierra 51% WI and Operator)

The acquisition of 487km of 2-D seismic on Sinu-3, which commenced in the fourth quarter of 2014, was completed in the first quarter of 2015. Processing and interpretation is ongoing. The Company also commenced environmental impact assessments ("EIA"s) for future drilling on this block.

Putumayo-10 Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

To fulfill the work commitment for the first exploration phase of this contract, Gran Tierra plans to acquire 73km of 2-D seismic on this block this year. During the first quarter, the Company continued preparations for the seismic acquisition.

Peru

Block 95, Bretaña field, Marañon Basin (Gran Tierra 100% WI and Operator)

As announced in February 2015, the Company ceased all further development expenditures on the Bretaña field on Block 95 other than what is necessary to maintain tangible asset integrity and security. Gran Tierra has since commenced dismantling, removal and abandonment of the Bretaña long-term test facilities.

Brazil

As announced in February 2015, the Company has refocused its strategy and resources on its core operations in Colombia. As a result of this change in strategy, in Brazil, the Company will focus capital spending to facilities at the Tiê field. These facilities are expected to allow the Company to maintain existing production levels.

Blocks 129, 142, 155, Recôncavo Basin (Gran Tierra 100% WI and Operator)

The First Appraisal Plan ("PAD") phase will end May 24, 2015, before which Gran Tierra must decide whether to move to the next exploration phase. Gran Tierra has requested a suspension of the PAD phase and is awaiting a response from the ANP.

On March 11, 2015, the ANP suspended Tiê field operations due to region-wide facilities audits. Pursuant to this audit, Gran Tierra completed a risk analysis, prepared additional documentation and presented this to the ANP on March 17, 2015, and April 10, 2015. Gran Tierra expects operations will resume by May 20, 2015.

Gran Tierra initiated construction of an infield gas line connecting the 3-GTE-03-BA well to the Tiê Facilities. This tie-in is expected to be completed in the second quarter.

Importantly, the ANP has authorized the extension of Tiê field gas flaring through July 2015. The original gas flaring authorization was to expire March 2015.

Block 224, Recôncavo Basin (Gran Tierra 100% WI and Operator)

Gran Tierra received an extension to drill the Block 224 commitment well. The Company now has one year following the approval of the pending EIA to drill the commitment well.

Blocks 86, 117, 118, Recôncavo Basin (Gran Tierra 100% WI and Operator)

Gran Tierra completed the acquisition of the 3-D seismic program that had been initiated in the fourth quarter of 2014. Processing of the 3-D seismic is ongoing.

2015 Capital Program

In concert with Gran Tierra's repositioning strategy, the planned 2015 capital program was reduced to $140 million from $310 million in early February 2015. This includes $60 million for Colombia, as well as funds that were pre-committed for non-core legacy projects, including $55 million for Peru, $24 million for Brazil and $1 million associated with corporate activities. The capital spending program allocates: $45 million for drilling; $49 million for facilities, pipelines and other; and $46 million for G&G expenditures. Approximately $35 million of the capital program is dedicated to the maintenance of existing production while $21 million is dedicated to drilling in Colombia.

During the first quarter, the Company incurred $74.0 million of capital expenditures, which included $21.4 million in Colombia, $38.0 million in Peru, $13.9 million in Brazil and $0.7 million at Corporate. Capital expenditures in Peru included $32.7 million on Block 95 and $5.3 million on Gran Tierra's other blocks.

On Block 95, all capital expenditures recorded had been completed or committed to prior to the advent of the repositioning strategy in February 2015 and included: $14.0 million of drilling costs for the Bretaña Sur 95-3-4-1X appraisal well; $6.2 million for the construction of the long-term test facilities; $8.7 million recorded unavoidable costs for contract termination fees associated with the decision not to proceed with the long-term test, and other contract termination and restocking fees; and $3.8 million related to the FEED study and other.

Gran Tierra is evaluating all contractual commitments on the Company's blocks with the objective of rationalizing this portfolio through farm outs, transfers and relinquishment.

Gran Tierra expects the 2015 capital program to be funded through cash flows from operations and cash on hand at current production and oil price levels.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2015 results conference call on Thursday, May 7, 2015, at 2:00 p.m. Mountain Time.

Interested parties may access the conference call by dialing 1 (866) 318-8620 (domestic) or 1 (617) 399-5139 (international), passcode 34430425. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on May 7, 2015 until 11:59 p.m. Eastern Time on May 14, 2015. To access the replay dial 1 (888) 286-8010 (domestic) or 1 (617) 801-6888 (international) pass code 44525658.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, "forward-looking statements") under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words "expects", "planned", "believes", "anticipates", "estimated", "will", "potential", "may", "continue", derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: expected cost savings and expense optimization resulting from Gran Tierra's cost saving initiatives and future initiatives; exploration and production, drilling and testing expectations, including without limitation, the timing of operations, and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra 's planned capital program and the allocation of capital, including under the caption "2015 Capital Program"; expected funding of the capital program out of cash flow and cash on hand at current production and oil price levels; Gran Tierra 's production expectations, projections and average production rates including the anticipated product mix of such production; Gran Tierra's planned operations and the anticipated results of such operations, including as described under the captions "Colombia", "Peru" and "Brazil" in the section "First Quarter 2015 Operational Highlights"; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, assumptions relating to log evaluations, that Gran Tierra will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, production decline rates, commodity price levels, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra's operations are located in South America where unexpected problems can arise due to guerilla activity, labor disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products, including the costs thereof; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra ; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra is based upon the current expectations of the management of Gran Tierra, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra's Securities and Exchange Commission filings, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Quarterly Report on Form 10-Q filed May 6, 2015. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jeffrey Scott - Executive Chairman
403-265-3221
Or
Duncan Nightingale - Interim President and CEO
403-265-3221

info@grantierra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra's financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended March 31,
	2015	2014
REVENUE AND OTHER INCOME
Oil and natural gas sales	$76,231	$151,105
Interest income	421	750
	76,652	151,855
EXPENSES
Operating	31,434	21,866
Depletion, depreciation, accretion and impairment	86,154	44,264
General and administrative	7,294	12,863
Severance	4,378	—
Equity tax	3,769	—
Foreign exchange gain	(11,538)	(4,210)
Financial instruments gain	(42)	(2,409)
	121,449	72,374

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(44,797)	79,481
Income tax expense	(69)	(29,709)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(44,866)	49,772
Loss from discontinued operations, net of income taxes	—	(4,643)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(44,866)	45,129
RETAINED EARNINGS, BEGINNING OF PERIOD	239,622	410,961
RETAINED EARNINGS, END OF PERIOD	$194,756	$456,090

(LOSS) INCOME PER SHARE
BASIC
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(0.16)	$0.18
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.02)
NET INCOME (LOSS)	$(0.16)	$0.16
DILUTED
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(0.16)	$0.18
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.02)
NET INCOME (LOSS)	$(0.16)	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	286,194,315	283,235,202
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	286,194,315	288,636,904

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$203,460	$331,848
Restricted cash	707	1,836
Accounts receivable	64,825	83,227
Marketable securities	7,998	7,586
Inventory	16,095	17,298
Taxes receivable	8,258	15,843
Prepaids	5,472	6,000
Deferred tax assets	420	1,552
Total Current Assets	307,235	465,190

Oil and Gas Properties (using the full cost method of accounting)
Proved	770,658	801,075
Unproved	334,613	316,856
Total Oil and Gas Properties	1,105,271	1,117,931
Other capital assets	10,890	11,013
Total Property, Plant and Equipment	1,116,161	1,128,944

Other Long-Term Assets
Restricted cash	3,664	2,037
Deferred tax assets	568	601
Taxes receivable	15,035	9,684
Other long-term assets	4,394	5,013
Goodwill	102,581	102,581
Total Other Long-Term Assets	126,242	119,916
Total Assets	$1,549,638	$1,714,050
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$44,402	$112,401
Accrued liabilities	60,330	75,430
Foreign currency derivative	1,070	3,057
Taxes payable	8,844	25,412
Deferred tax liabilities	1,622	1,040
Asset retirement obligation	9,717	8,026
Total Current Liabilities	125,985	225,366

Long-Term Liabilities
Deferred tax liabilities	158,932	175,324
Asset retirement obligation	25,458	27,786
Other long-term liabilities	7,364	8,889
Total Long-Term Liabilities	191,754	211,999

Shareholders’ Equity
Common Stock (Note 6) (277,210,589 and 276,072,351 shares of Common Stock and 9,181,507 and 10,119,745 exchangeable shares, par value $0.001 per share, issued and outstanding as at March 31, 2015, and December 31, 2014, respectively)	10,190	10,190
Additional paid in capital	1,026,953	1,026,873
Retained earnings	194,756	239,622
Total Shareholders’ Equity	1,231,899	1,276,685
Total Liabilities and Shareholders’ Equity	$1,549,638	$1,714,050

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income (loss)	$(44,866)	$45,129
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Loss from discontinued operations, net of income taxes	—	4,643
Depletion, depreciation, accretion and impairment	86,154	44,264
Deferred tax recovery	(2,356)	(2,260)
Non-cash stock-based compensation	(513)	1,480
Unrealized foreign exchange gain	(9,037)	(4,178)
Unrealized financial instruments gain	(2,399)	(2,409)
Cash settlement of asset retirement obligation	(1,425)	—
Net change in assets and liabilities from operating activities of continuing operations
Accounts receivable and other long-term assets	13,484	(53,396)
Inventory	2,159	(574)
Prepaids	528	551
Accounts payable and accrued and other long-term liabilities	(22,369)	(16,812)
Taxes receivable and payable	(19,983)	18,461
Net cash (used in) provided by operating activities of continuing operations	(623)	34,899
Net cash provided by operating activities of discontinued operations	—	1,265
Net cash (used in) provided by operating activities	(623)	36,164

Investing Activities
(Increase) decrease in restricted cash	(497)	507
Additions to property, plant and equipment	(127,770)	(68,159)
Net cash used in investing activities of continuing operations	(128,267)	(67,652)
Net cash used in investing activities of discontinued operations	—	(6,987)
Net cash used in investing activities	(128,267)	(74,639)

Financing Activities
Proceeds from issuance of shares of Common Stock	502	628
Net cash provided by financing activities	502	628

Net decrease in cash and cash equivalents	(128,388)	(37,847)
Cash and cash equivalents, beginning of period	331,848	428,800
Cash and cash equivalents, end of period	$203,460	$390,953